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NEWS	National Fuel

10 LAFAYETTE SQUARE/BUFFALO NY 14203/TEL 800/634-5440
www.nationalfuelgas.com

    RELEASE DATE:    February 7, 2003

FOR ADDITIONAL INFORMATION PLEASE CALL
       Julie Coppola Cox (716) 857-7079

National Fuel Announces Purchase of the Empire Pipeline

(February 7, 2003) Buffalo, New York: National Fuel Gas Company (NYSE: NFG) (the “Company”) today announced that its purchase of the Empire State Pipeline (“Empire”) from a subsidiary of Duke Energy Corporation (NYSE: DUK) has been completed. In October of last year, National Fuel announced that it had reached agreement with Duke Energy to purchase the natural gas transmission pipeline.

        Empire is a 24-inch diameter natural gas transmission pipeline that originates at the United States/Canada border at the Chippawa Channel of the Niagara River, and extends easterly 157 miles from Buffalo, N.Y., to near Syracuse, N.Y. Constructed in 1992 and in service since 1993, Empire delivers natural gas supplies to major industrial companies, utilities (including National Fuel's utility segment) and power producers. With a design capacity of 525 million cubic feet per day, Empire currently has firm contracts for almost all of its capacity.

        “This is a very important acquisition for our Company,” said Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel. “We continually look for opportunities to strategically enhance our system and Empire is the best such opportunity for us.* This acquisition will allow us to expand into regions not previously reached by our facilities but in close proximity to our existing system.*”

        National Fuel acquired Empire for $180 million in cash. Approximately $58 million of project debt will remain in place at the pipeline project level.* The initial financing for the acquisition was accomplished through short term borrowing. Long term financing alternatives include issuing stock and selling non-regulated assets such as Timber and Exploration and Production reserves.*

         Presently, negotiations are ongoing for the sale of 70,000 acres of timber and the Company expects that a purchase agreement will be finalized soon.*

        National Fuel is an integrated energy company with $3.5 billion in assets comprised of six principal operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Additional information about National Fuel is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

*  Certain statements contained herein, including those designated with an asterisk (“*”), are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company's expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns or weather conditions; changes in the availability and/or price of natural gas and oil; inability to obtain new customers or retain existing ones; significant changes in competitive conditions affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company's ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company's actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the related effect given the accounting treatment or valuation of related derivative financial instruments; inability of the various counterparties to meet their obligations with respect to the Company's financial instruments; regarding foreign operations - changes in foreign trade and monetary policies, laws, and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company's relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental and employment laws and regulations; or the cost and effects of legal and administrative claims against the Company. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact: Julie Coppola Cox (716) 857-7079
Analyst Contact: Margaret Suto (716) 857-6987